Exhibit 99.1

Willis Group Reports Second Quarter 2010 Results

$0.52 reported, or $0.54 adjusted, net income per diluted share from continuing operations

2 percent reported, or 4 percent organic, growth in commissions and fees compared with second quarter of 2009, driven by 16 percent new business growth and solid client retention

21.2 percent reported operating margin; 21.4 percent adjusted operating margin, up 20 basis points compared with second quarter of 2009

NEW YORK--(BUSINESS WIRE)--July 28, 2010--Willis Group Holdings plc (NYSE: WSH), the global insurance broker, today reported results for the quarter and six months ended June 30, 2010.

“Our second quarter results continue to reflect the strength of our geographic diversity and our relentless focus on building the business,” said Joe Plumeri, Chairman and Chief Executive Officer, Willis Group Holdings. “Organic growth in commissions and fees was 4 percent, driven by 16 percent new business growth and solid client retention. This result was in the face of a continued soft insurance market and challenging economic conditions. We continue to exercise disciplined expense management while funding investments for future growth.”

Second Quarter 2010 Financial Results

Reported net income from continuing operations for the quarter ended June 30, 2010 was $89 million, or $0.52 per diluted share, compared with $87 million, or $0.52 per diluted share, in the same period a year ago. Reported net income from continuing operations for the second quarter of 2010 was impacted by a net loss on disposal of operations of $3 million after tax, or $0.02 per diluted share, and for the second quarter of 2009 by certain items, which are detailed later in this release.

Adjusted net income per diluted share from continuing operations increased 4 percent to $0.54 in the second quarter of 2010 compared with $0.52 in the second quarter of 2009. Foreign currency movements favorably impacted earnings by $0.03 per diluted share compared with the second quarter of 2009. In addition, a pre-tax gain of $12 million, or $0.04 per diluted share, was recognized on the curtailment of the US pension plan in the second quarter of 2009.

Total reported revenues for the quarter ended June 30, 2010 were $799 million compared with $784 million for the same period last year, an increase of 2 percent. Total commissions and fees were $789 million, an increase of 2 percent from $772 million in the second quarter of 2009. Foreign currency movements unfavorably impacted reported commissions and fees by 2 percent. Investment income was $10 million in the second quarter of 2010, compared with $12 million in the second quarter of 2009. This decline was principally due to lower interest rates.

Organic growth in commissions and fees was 4 percent in the second quarter of 2010 compared with the second quarter of 2009. Net new business growth of 6 percent reflected strong new business generation of 16 percent and solid client retention. Partially offsetting net new business growth was a 2 percent negative impact from declining premium rates and other market factors.

The North America segment reported a 2 percent decline in commissions and fees in the second quarter of 2010 compared with the second quarter of 2009. Organic commissions and fees declined 1 percent in the second quarter of 2010 compared with an 8 percent decline in the same period a year ago. North America generated new business growth in the teens, with improved client retention, and also benefited from positive growth in the employee benefits practice. In addition, there was a $2.9 million favorable impact from a one-time accounting adjustment related to the HRH acquisition within the specialty businesses. The segment continues to be impacted by headwinds from soft insurance market conditions and ongoing weakness in the US economy. Operating margin was 20.5 percent in the second quarter of 2010. This compares with operating margin of 22.3 percent in second quarter of 2009, which included the pre-tax gain of $9 million from the curtailment of the US pension plan.

The International business segment reported 6 percent growth in commissions and fees and contributed 8 percent organic growth in commissions and fees in the second quarter of 2010 compared with the same period in 2009. Growth was recorded across all regions, with double- digit expansion in Latin America, Asia and Eastern Europe. The UK and Ireland retail market recorded modestly positive growth after several negative quarters. Operating margin was 23.5 percent in the second quarter of 2010.

The Global segment, which comprises the Reinsurance, Global Specialties, Faber & Dumas, and Willis Capital Markets & Advisory divisions, reported 4 percent growth in commissions and fees and 7 percent organic growth in commissions and fees in the second quarter of 2010 compared with the second quarter of 2009. Willis Capital Markets & Advisory was the primary driver of organic growth in the second quarter as a result of increased capital market activity. Reinsurance and Global Specialties also contributed positive growth in commissions and fees. Reinsurance continues to generate strong new business despite market softness, while the Global Specialties practices, especially Financial and Executive Risks and Energy, were significant contributors to organic growth in the second quarter. Operating margin was 31.8 percent in the second quarter of 2010.

Reported salaries and benefits were $456 million in the second quarter of 2010 compared with $443 million in the second quarter of 2009. Salaries and benefits, as a percentage of revenues, were 57.1 percent in the second quarter of 2010 compared with 56.5 percent in the second quarter of 2009. Salaries and benefits in the second quarter of 2010 include $32 million of amortization of cash retention payments compared with $26 million in the second quarter of 2009. As of June 30, 2010, December 31, 2009 and June 30, 2009, the Company included $217 million, $98 million, and $142 million, respectively, in other assets on the balance sheet, which represented the unamortized portion of cash retention payments made before those dates. Salaries and benefits in the second quarter of 2009 included the pre-tax gain of $12 million on the curtailment of the US pension plan.

Reported other operating expenses were $135 million in the second quarter of 2010 compared with $139 million in the second quarter of 2009. Other operating expenses, as a percentage of revenues, were 16.9 percent in the second quarter of 2010 compared with 17.7 percent in the second quarter of 2009.

Reported operating margin was 21.2 percent for the quarter ended June 30, 2010 compared with 21.0 percent for the same period last year. The operating margin in second quarter of 2009 was impacted by the pre-tax gain of $12 million on the curtailment of the US pension plan. Excluding certain items, which are detailed later in this release, adjusted operating margin was 21.4 percent for the quarter ended June 30, 2010 compared with 21.2 percent a year ago. Adjusted operating margin reflected continued solid growth in organic commissions and fees, rigorous expense management, and favorable foreign currency movements, partially offset by amortization of retention payments.

Six Months 2010 Financial Results

Reported net income from continuing operations for the six months ended June 30, 2010 was $293 million, or $1.71 per diluted share, compared with $279 million, or $1.66 per diluted share, in the same period a year ago. Reported net income from continuing operations for the first six months of 2010 was impacted by a charge of $12 million, or $0.07 per diluted share, relating to the devaluation of the Venezuelan currency and a net loss on disposal of operations of $3 million after tax, or $0.02 per diluted share. Reported net income from continuing operations for the six months ended June 30, 2009 was impacted by certain items, which are detailed later in this release.

Adjusted earnings per diluted share from continuing operations increased 7 percent to $1.80 for the six months ended June 30, 2010 compared with $1.68 in the comparable period of 2009. Foreign currency movements positively impacted adjusted earnings per diluted share by $0.09 in the six months ended June 30, 2010 compared to the same period in 2009. In the first half of 2009, adjusted earnings per diluted share from continuing operations were positively impacted by the US pension curtailment gain of $12 million pre-tax, or $0.04 per diluted share.

Total reported revenues for the six months ended June 30, 2010 were $1,771 million compared with $1,714 million for the same period last year, an increase of 3 percent. Foreign currency movements increased reported revenues by 1 percent.

Organic growth in commissions and fees was 4 percent in the first half of 2010 compared with the comparable period of 2009. This growth reflected net new business won of 6 percent partially offset by a negative 2 percent impact from declining premium rates and other market factors.

Reported operating margin was 26.5 percent for the six months ended June 30, 2010 compared with 25.6 percent for the same period last year. Excluding items detailed later in this release, adjusted operating margin was 27.3 percent for the first half of 2010 compared with 25.8 percent a year ago. Operating margin in the first half of 2009 included the pre-tax gain of $12 million on the curtailment of the US pension plan.

Tax

The effective tax rate was 27.3 percent for the quarter ended June 30, 2010 and 26.4 percent for the six months ended June 30, 2010. Excluding the impact of nonrecurring items, the underlying tax rate for the quarter and six months ended June 30, 2010 was approximately 26.0 percent, the same as the 2009 full year rate.

Capital

As of June 30, 2010, cash and cash equivalents totaled $139 million and total debt was $2.3 billion. Total equity was $2.4 billion.

Dividends

The Board of Directors declared a regular quarterly cash dividend on the Company’s ordinary shares of $0.26 per share (an annual rate of $1.04 per share). The dividend is payable on October 15, 2010 to shareholders of record on September 30, 2010.

Conclusion

“I am pleased with the progress we have made in growing our business through the first six months of 2010. While the external environment is still challenging, we are up to the challenge. We continue to manage the business to maximize the opportunity for success in any environment, growing and investing in our business, while keeping a sharp focus on expense management,” Plumeri said.

Conference Call and Web Cast

A conference call to discuss the second quarter 2010 results will be held on Thursday, July 29, 2010, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 803-2143 (domestic) or +1 (210) 795-1098 (international) with a pass code of “Willis”. The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, and through August 29, 2010 at 11:59 PM Eastern Time, by calling (888) 568-0518 (domestic) or +1 (203) 369-3480 (international) with no pass code, or by accessing the website.

About Willis

Willis Group Holdings plc is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 employees serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.

Forward-Looking Statements

We have included in this document ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘probably’’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

  the impact of any regional, national or global political, economic, business, competitive, market, environmental and regulatory conditions on our global business operations;
  the impact of current financial market conditions on our results of operations and financial condition, including as a result of any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;
  our ability to continue to manage our significant indebtedness;
  our ability to compete effectively in our industry;
  our ability to implement and realize anticipated benefits of the Shaping Our Future, Right Sizing Willis, Funding for Growth initiatives or any other new initiatives;
  material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane, or otherwise;
  the volatility or declines in other insurance markets and premiums on which our commissions are based, but which we do not control;
  our ability to retain key employees and clients and attract new business;
  the timing or ability to carry out share repurchases or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;
  any fluctuations in exchange and interest rates that could affect expenses and revenue;
  rating agency actions that could inhibit our ability to borrow funds or the pricing thereof;
  a significant decline in the value of investments that fund our pension plans or changes in our pension plan funding obligations;
  our ability to achieve the expected strategic benefits of transactions;
  changes in the tax or accounting treatment of our operations;
  any potential impact from the new US healthcare reform legislation;
  the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;
  our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;
  underwriting, advisory or reputational risks associated with non-core operations;
  our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and
  the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2009 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or www.willis.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP Supplemental Financial Information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed financial statements.

WILLIS GROUP HOLDINGS plc CONDENSED CONSOLIDATED INCOME STATEMENTS (in millions, except per share data) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues
Commissions and fees	$ 789	$ 772	$ 1,752	$ 1,687
Investment income	10	12	19	25
Other income	-	-	-	2
Total revenues	799	784	1,771	1,714
Expenses
Salaries and benefits	456	443	942	923
Other operating expenses	135	139	284	277
Depreciation expense	16	14	31	28
Amortization of intangible assets	21	23	42	47
Loss on disposal of operations	2	-	2	-
Total expenses	630	619	1,301	1,275
Operating Income	169	165	470	439
Interest expense	41	43	84	81
Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	128	122	386	358
Income taxes	35	31	102	93
Income from Continuing Operations before Interest in Earnings of Associates	93	91	284	265
Interest in (loss) earnings of associates, net of tax	(2)	-	18	26
Income from Continuing Operations	91	91	302	291
Discontinued Operations, net of tax	-	-	-	1
Net Income	$ 91	$ 91	$ 302	$ 292
Net income attributable to noncontrolling interests	(2)	(4)	(9)	(12)
Net Income attributable to Willis Group Holdings plc	$ 89	$ 87	$ 293	$ 280

Amounts attributable to Willis Group Holdings plc shareholders
Income from Continuing Operations, net of tax	$ 89	$ 87	$ 293	$ 279
Income from Discontinued Operations, net of tax	-	-	-	1
Net Income attributable to Willis Group Holdings plc	$ 89	$ 87	$ 293	$ 280

Earnings per share – Basic and Diluted
Basic Earnings per Share:
Continuing Operations	$ 0.52	$ 0.52	$ 1.73	$ 1.67
Discontinued Operations	-	-	-	0.01
Net Income attributable to Willis Group Holdings plc shareholders	$ 0.52	$ 0.52	$ 1.73	$ 1.68
Diluted Earnings per Share:
Continuing Operations	$ 0.52	$ 0.52	$ 1.71	$ 1.66
Discontinued Operations	-	-	-	0.01
Net Income attributable to Willis Group Holdings plc shareholders	$ 0.52	$ 0.52	$ 1.71	$ 1.67
Average Number of Shares Outstanding
- Basic	170	168	169	167
- Diluted	171	168	171	168
Shares Outstanding at June 30 (thousands)	170,216	168,082	170,216	168,082

WILLIS GROUP HOLDINGS plc SUMMARY DRAFT BALANCE SHEETS (in millions) (unaudited)

	June 30, 2010	December 31, 2009
Assets
Cash & cash equivalents	$139	$191
Fiduciary funds—restricted	1,977	1,683
Accounts receivable, net	9,687	8,638
Fixed assets, net	346	352
Goodwill and intangibles, net	3,799	3,849
Investments in associates	151	156
Deferred tax assets	91	82
Pension benefits asset	121	69
Other assets	709	603
Total Assets	$17,020	$15,623

Liabilities and Equity
Accounts payable	$10,975	$9,686
Deferred revenue and accrued expenses	240	301
Deferred tax liabilities	28	29
Income taxes payable	93	46
Short-term debt	193	209
Long-term debt	2,154	2,165
Liability for pension benefits	171	187
Other liabilities	737	771
Total Liabilities	$14,591	$13,394

Equity attributable to Willis Group Holdings plc	2,401	2,180
Noncontrolling interests	28	49
Total Equity	$2,429	$2,229
Total Liabilities and Equity	$17,020	$15,623

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

1. Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues. We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our operations in both the current and prior periods, and provide a measure against which our businesses may be assessed in the future.

Adjusted operating income and adjusted net income

Adjusted operating income and adjusted net income are calculated by excluding the impact of certain items from operating income and net income, respectively the most directly comparable GAAP measures. We believe that excluding these items, as applicable, from operating income and net income, provides a more complete and consistent comparative analysis of our results of operations.

2. Analysis of Commissions and Fees

The following tables reconcile organic commissions and fees growth by business unit to the percentage change in reported commissions and fees for the three and six months ended June 30, 2010, respectively:

	Three months ended June 30,			Change attributable to
				Foreign	Acquisitions		Organic
			%	currency	and		commissions
	2010	2009	Change	translation	disposals		and fees
							growth (a)
Global	$216	$207	4%	(2)%	(1)%		7%
North America	326	332	(2)%	-%	(1)%	(b)	(1)%
International	247	233	6%	(4)%	2%		8%
Commissions and fees	$789	$772	2%	(2)%	-%		4%

	Six months ended June 30,			Change attributable to
				Foreign	Acquisitions		Organic
			%	currency	and		commissions
	2010	2009	Change	translation	disposals		and fees
							growth (a)
Global	$517	$482	7%	1%	(1)%		7%
North America	687	703	(2)%	-%	(2)%	(b)	-%
International	548	502	9%	1%	2%		6%
Commissions and fees	$1,752	$1,687	4%	1%	(1)%		4%

(a) Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.

(b) Included in North America reported commissions and fees were legacy HRH contingent commissions of $2 million in the second quarter of 2010 compared with $4 million in the second quarter of 2009 and $10 million in the first six months of 2010 compared with $24 million in the first six months of 2009.

Note: Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

3. Adjusted Operating Income

The following tables reconcile adjusted operating income to operating income, the most directly comparable GAAP measure, for the three and six months ended June 30, 2010 and 2009, respectively:

	Three months ended June 30,
	2010	2009	% Change
Operating Income, GAAP basis	$169	$165	2%
Excluding:
Loss on disposal of operations	2	-
HRH integration costs	-	1

Adjusted Operating Income	$171	$166	3%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	21.2%	21.0%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	21.4%	21.2%

	Six months ended June 30,
	2010	2009	% Change
Operating Income, GAAP basis	$470	$439	7%
Excluding:
Venezuela currency devaluation (a)	12	-
Loss on disposal of operations	2	-
HRH integration costs	-	4

Adjusted Operating Income	$484	$443	9%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	26.5%	25.6%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	27.3%	25.8%

(a) With effect from January 1, 2010, the Venezuelan economy was designated as hyper-inflationary. The Venezuelan government also devalued the Bolivar Fuerte in January 2010. As a result of these actions, the Company recorded a one-time charge in other operating expenses to reflect the re-measurement of its net assets denominated in Venezuelan Bolivar Fuerte.

4. Adjusted Net Income from Continuing Operations

The following tables reconcile adjusted net income to net income, the most directly comparable GAAP measure, for the three and six months ended June 30, 2010 and 2009, respectively:

	Three months ended June 30,			Per diluted share Three months ended June 30,
	2010	2009	% Change	2010	2009	% Change
Net Income from Continuing Operations, GAAP basis	$89	$87	2%	$0.52	$0.52	-%

Excluding:
Loss on disposal of operations, net of tax ($(1))	3	-		0.02	-
HRH integration costs, net of tax ($nil)	-	1		-	-

Adjusted Net Income from Continuing Operations	$92	$88	5%	$0.54	$0.52	4%

Diluted shares outstanding, GAAP basis	171	168

	Six months ended June 30,			Per diluted share Six months ended June 30,
	2010	2009	% Change	2010	2009	% Change
Net Income from Continuing Operations, GAAP basis	$293	$279	5%	$1.71	$1.66	3%

Excluding:
Venezuela currency devaluation, net of tax ($nil) (a)	12	-		0.07	-
Loss on disposal of operations, net of tax ($(1))	3	-		0.02	-
HRH integration costs, net of tax ($1)	-	3		-	0.02

Adjusted Net Income from Continuing Operations	$308	$282	9%	$1.80	$1.68	7%

Diluted shares outstanding, GAAP basis	171	168

(a) With effect from January 1, 2010, the Venezuelan economy was designated as hyper-inflationary. The Venezuelan government also devalued the Bolivar Fuerte in January 2010. As a result of these actions, the Company recorded a one-time charge in other expenses to reflect the re-measurement of its net assets denominated in Venezuelan Bolivar Fuerte.

5. Condensed Consolidated Income Statements by Quarter

	2009						2010
	Q1	Q2	Q2	Q3	Q4	FY	Q1	Q2	Q2
			YTD						YTD
Revenues
Commissions and fees	$915	$772	$1,687	$714	$809	$3,210	$963	$789	$1,752
Investment income	13	12	25	10	15	50	9	10	19
Other income	2	-	2	1	-	3	-	-	-
Total Revenues	930	784	1,714	725	824	3,263	972	799	1,771
Expenses
Salaries and benefits	480	443	923	449	455	1,827	486	456	942
Other operating expenses	138	139	277	151	167	595	149	135	284
Depreciation expense	14	14	28	15	17	60	15	16	31
Amortization of intangible assets	24	23	47	29	24	100	21	21	42
Net loss/(gain) on disposal of operations	-	-	-	(1)	(12)	(13)	-	2	2
Total Expenses	656	619	1,275	643	651	2,569	671	630	1,301
Operating Income	274	165	439	82	173	694	301	169	470
Interest expense	38	43	81	47	46	174	43	41	84
Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	236	122	358	35	127	520	258	128	386
Income tax charge/(credit)	62	31	93	(29)	32	96	67	35	102
Income from Continuing Operations before Interest in Earnings of Associates	174	91	265	64	95	424	191	93	284
Interest in earnings of associates, net of tax	26	-	26	16	(9)	33	20	(2)	18
Income from continuing operations	200	91	291	80	86	457	211	91	302
Discontinued operations, net of tax	1	-	1	1	-	2	-	-	-
Net income	201	91	292	81	86	459	211	91	302
Net income attributable to noncontrolling interests	(8)	(4)	(12)	(2)	(7)	(21)	(7)	(2)	(9)
Net Income attributable to Willis Group Holdings plc	$193	$87	$280	$79	$79	$438	$204	$89	$293
Diluted Earnings per Share
- Continuing Operations	$1.15	$0.52	$1.66	$0.46	$0.47	$2.58	$1.20	$0.52	$1.71
- Discontinued Operations	0.01	-	0.01	0.01	-	0.01	-	-	-
Net Income attributable to Willis Group Holdings plc shareholders	$1.16	$0.52	$1.67	$0.47	$0.47	$2.59	$1.20	$0.52	$1.71
Average Number of Shares Outstanding
- Diluted	167	168	168	169	169	169	170	171	171

6. Segment Information by Quarter

	2009						2010
	Q1	Q2	Q2	Q3	Q4	FY	Q1	Q2	Q2
			YTD						YTD
Commissions and Fees
Global	$275	$207	$482	$175	$165	$822	$301	$216	$517
North America	371	332	703	320	345	1,368	361	326	687
International	269	233	502	219	299	1,020	301	247	548
Total Commissions and Fees	$915	$772	$1,687	$714	$809	$3,210	$963	$789	$1,752

Total Revenues
Global	$278	$209	$487	$176	$172	$835	$303	$217	$520
North America	377	336	713	325	348	1,386	365	331	696
International	275	239	514	224	304	1,042	304	251	555
Total Revenue	$930	$784	$1,714	$725	$824	$3,263	$972	$799	$1,771

Operating Income
Global	$127	$74	$201	$33	$21	$255	$138	$69	$207
North America	94	75	169	70	89	328	93	68	161
International	96	55	151	30	95	276	103	59	162
Corporate and Other (a)	(43)	(39)	(82)	(51)	(32)	(165)	(33)	(27)	(60)
Total Operating Income	$274	$165	$439	$82	$173	$694	$301	$169	$470

Organic Commissions and Fees Growth
Global	5%	7%	6%	4%	1%	4%	7%	7%	7%
North America	(5)%	(8)%	(7)%	(3)%	1%	(3)%	1%	(1)%	0%
International	5%	5%	5%	3%	3%	4%	3%	8%	6%
Total Organic Commissions and fees Growth	2%	1%	2%	2%	2%	2%	3%	4%	4%

Operating Margin
Global	45.7%	35.4%	41.3%	18.8%	12.2%	30.5%	45.5%	31.8%	39.8%
North America	24.9%	22.3%	23.7%	21.5%	25.6%	23.7%	25.5%	20.5%	23.1%
International	34.9%	23.0%	29.4%	13.4%	31.3%	26.5%	33.9%	23.5%	29.2%
Total Operating Margin	29.5%	21.0%	25.6%	11.3%	21.0%	21.3%	31.0%	21.2%	26.5%

(a) Corporate and Other includes the costs of the holding company, foreign exchange loss from the devaluation of the Venezuelan currency, foreign exchange hedging activities, foreign exchange on the UK pension plan asset, foreign exchange gains and losses from currency purchases and sales, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, integration costs associated with the acquisition of HRH and the costs associated with the redomicile of the Company’s parent company from Bermuda to Ireland.

CONTACT:
Willis Group
Investors:
Kerry K. Calaiaro, 212-915-8084
kerry.calaiaro@willis.com
or
Media:
Will Thoretz, 212-915-8251
will.thoretz@willis.com